MSB Financial Corp. Announces Quarterly Results

MILLINGTON, N.J., January 28, 2009 – MSB Financial Corp. (Nasdaq: MSBF) (the “Company”), the holding company for Millington Savings Bank (the “Bank”), reported net income of $133,000 for the three months ended December 31, 2008, compared to $234,000 for the quarter ended December 31, 2007, representing a decrease of $101,000 or 43.2%. For the six months ended December 31, 2008, the Company reported net income of $304,000, compared to net income of $360,000 for the six month period ended December 31, 2007, a decrease of $56,000 or 15.6%. Both reporting periods reflect expenses associated with the opening of the Bank’s new Bernardsville location in late summer 2008, including increased FDIC insurance expense. Compensation expense also increased for both the three and six months ended December 31, 2008, compared to the same periods in 2007 as a result of the implementation of a stock option plan in May 2008, partially offset by the reversal of a portion of the accrued 401(k) plan expense in December 2007 due to a decrease in the Company’s contribution rate. In addition, the Company incurred an unrealized loss of $41,000 on its trading securities portfolio for the quarter ended December 31, 2008.

Net interest income for the three and six months ended December 31, 2008 increased to $2.2 million and $4.3 million, respectively, from $1.9 million and $3.7 million for the three and six months ended December 31, 2007. For the three months ended December

31, 2008, the yield on interest earning assets was 5.60%, a decrease of 51 basis points when compared to the same period in 2007. For the six months ended December 31, 2008, the yield on interest earning assets was 5.63%, a decrease of 49 basis points when compared to the same period in 2007. Correspondingly, the rate on interest-bearing liabilities for the three months ended December 31, 2008 was 3.04%, a decrease of 89 basis points when compared to the same period in 2007. For the six months ended December 31, 2008, the rate on interest-bearing liabilities was 3.14%, a decrease 81 basis points when compared to the same period in 2007. The net interest margin increased to 2.92% for the three months ended December 31, 2008, compared to 2.72% for the three months ended December 31, 2007, an increase of 20 basis points. The net interest margin increased to 2.89% for the six months ended December 31, 2008, compared to 2.72% for the six months ended December 31, 2007, an increase of 17 basis points. The reduction in interest-bearing liability rates, partially offset by a lesser reduction in interest-earning assets yields, resulted in the higher levels of net interest income and net interest margins.

The loan loss provision for the three and six months ended December 31, 2008 was $67,000 and $132,000, respectively, compared to $40,000 and $55,000 for the same periods ended December 31, 2007. The Bank’s management reviews the level of the allowance for loan losses on a quarterly basis and establishes the provision for loan losses based upon the volume and types of lending, delinquency levels, loss experience, the amount of impaired and classified loans, economic conditions and other factors related to the collectability of the loan portfolio. The provision was increased primarily due to growth in the loan portfolio, and changes in the trends in volume and contractual terms of the loans and economic conditions.

Non-interest income for the quarter ended December 31, 2008 totaled $108,000, a decrease of $57,000 or 34.5% compared to the same period in 2007. For the six months ended December 31, 2008, non-interest income totaled $274,000, a decrease of $50,000, or 15.4%, when compared to the same period in 2007. The decreases for both periods were primarily attributable to unrealized losses in the trading security portfolio during the current periods.

Non-interest expense was $2.0 million for the quarter ended December 31, 2008, an increase of 22.5% compared to $1.6 million for the three months ended December 31, 2007. For the six months ended December 31, 2008, non-interest expense totaled $3.9 million, compared to $3.4 million for the six months ended December 31, 2007, an increase of 14.9%. Salaries and benefits expense increased due to normal salary increases and the adoption of an employee stock ownership plan in May 2008, partially offset by a reduction in 401(k) expense due to an amendment to the plan to reduce the Bank’s contribution in December 2007. Occupancy, equipment, and advertising expense increased as the result of the Bank opening its Bernardsville branch location. Other expense increased primarily due to an increase in FDIC expense and other related expenses associated with the new Bernardsville branch location.

Total assets increased to $318.8 million at December 31, 2008, from $308.1 million at June 30, 2008 due primarily to an increase of $11.4 million in loans receivable, net. Deposits were $235.7 million at December 31, 2008, compared to $225.4 million at June 30, 2008. FHLB advances were $38.9 million at December 31, 2008, up $1.8 million from $37.1 million at June 30, 2008. Stockholders’ equity was $41.6 million at December 31, 2008, as compared to $43.4 million at June 30, 2008. The decrease in stockholders’ equity is primarily due to share repurchases under the Company’s stock repurchase plan.

Shares of the Company’s common stock trade on the NASDQ Global Market under the symbol “MSBF.” The Company is majority owned by its mutual holding company parent, MSB Financial, MHC.

Forward Looking Statements

The foregoing release may contain forward-looking statements concerning the financial condition, results of operations and business of the Company. We caution that such statements are subject to a number of uncertainties and actual results could differ materially, and, therefore, readers should not place undue reliance on any forward-looking statements.

CONTACT:	MSB Financial Corp.
Michael Shriner, Executive Vice President
908-647-4000
mshriner@millingtonsb.com

MSB FINANCIAL CORP

(In Thousands, except for per share amount)

SELECTED FINANCIAL AND OTHER DATA

Balance Sheet Data:

	(Unaudited)
	At December 31	At June 30,
	2008	2008

Total assets	$318,763	$308,058

Cash and cash equivalents	4,241	4,695

Loans receivable, net	265,658	254,290

Securities held to maturity	27,688	28,743

Deposits	235,747	225,371

Federal Home Loan Bank advances	38,897	37,068

Total stockholders’ equity	41,649	43,396

Summary of Operations:

	(Unaudited)		(Unaudited)
	For the Six Months Ended		For the Three Months Ended
	December 31,	December 31,	December 31,	December 31,
	2008	2007	2008	2007

Total interest income	$8,338	$8,302	$4,177	$4,199

Total interest expense	4,063	4,608	2,001	2,328

Net interest income	4,275	3,694	2,176	1,871

Provision for loan losses	132	55	67	40

Net interest income after provision for loan losses	4,143	3,639	2,109	1,831

Noninterest income	274	324	108	165

Noninterest expense	3,926	3,418	2,003	1,635

Income before taxes	491	545	214	361

Income tax provision	187	185	81	127

Net income	$304	$360	$133	$234

Net income per common share:

basic and diluted	$0.06	$0.07	$0.03	$0.04

Weighted average number of shares of common stock outstanding	5,199	5,430	5,131	5,432

Performance Ratios:

	(Unaudited)		(Unaudited)
	For the Six Months Ended,		For the Three Months Ended,
	December 31,	December 31,	December 31,	December 31,
	2008	2007	2008	2007

Return on average assets (ratio of net income to average total assets)	0.19%	0.25%	0.17%	0.32%

Return on average equity (ratio of net income to average equity)	1.43	1.65	1.26	2.14

Net interest rate spread	2.49	2.17	2.56	2.18

Net interest margin on average interest-earning assets	2.89	2.72	2.92	2.72

Average interest-earning assets to average interest-bearing liabilities	114.40	116.19	113.22	116.10

Operating expense ratio (noninterest expenses to average total assets)	2.49	2.37	2.52	2.24

Efficiency ratio (noninterest expense divided by sum of net interest income and noninterest income)	86.30	85.07	87.70	80.30

	(Unaudited)
	At or For the
	Six Months Ended,
	December 31,	December 31,
	2008	2007

Asset Quality Ratios:

Non-performing loans to total loans	2.31%	1.11%

Non-performing assets to total assets	1.98	0.94

Net charge-offs to average loans outstanding	0.00	0.00

Allowance for loan losses to non-performing loans	18.32	35.75

Allowance for loan losses to total loans	0.42	0.40

Capital Ratios:

Equity to total assets at end of period	13.07%	14.93%

Average equity to average assets	13.49	15.18

Number of Offices	5	4